Exhibit 10.10

CLAIMS SERVICES

AGREEMENT

THIS CLAIMS SERVICES AGREEMENT (together with all exhibits and other attachments hereto, the “Agreement”) is executed on this November 21, 2023 with an effective date of November 21, 2023 (“Effective Date”), by and between Griston Claim Management, Inc. (“Griston”) and TypTap Management Company (“TMC”)(each a “Party” and collectively the “Parties”).

Background Statement

TMC is the managing general agency for Core Risk Managers, LLC, the attorney -in-fact for Condo Owners Reciprocal Exchange (collectively, the “Reciprocal”). By this Agreement, TMC desires to obtain from Griston services in insurance claims management for policies of insurance written by or through the Reciprocal and for which TMC has ultimate responsibility to the customers of its insurance business (the “Claims Services”); and Griston desires to provide the Claims Services to TMC upon the terms and conditions set forth in this Agreement. In reliance upon the foregoing background statement and in consideration for the representations, warranties and performance of the obligations contained herein, Griston and TMC mutually agree to the following terms and conditions.

Terms and Conditions

1. Services. TMC grants Griston the authority to investigate, evaluate, handle, adjust and settle each claim assigned according to applicable state law, the terms and conditions of the policy and any written standards that may be provided by TMC in addition to the provisions of this Agreement. During the term of this Agreement, Griston shall be the exclusive provider of Claims Services for all reported and assigned claims of TMC for policies of insurance written by or through the Reciprocal. Griston will provide the services and general management of these Claims Services described herein for subject claims as follows:

a. Griston will utilize and enter TMC claims data into a claims administration system as directed by TMC in a timely manner. Griston will provide TMC with access, at no cost to TMC, to the claims administration system on a 24 hours a day, seven days a week basis.

b. Loss reporting will be by Internet, fax, or phone. Losses may be reported 24 hours a day. The Internet, fax and phone reporting will be checked for new losses every two hours from 8:00 AM until 11:00 PM.

c. Coverage will be verified on all cases through TMC by procedures mutually agreed upon, in writing, by the parties. Contact will be made with claimant or insured within 24 hours of loss reporting, excluding catastrophic events.

d. Griston will administer the appraisal/assessment process and will use in this endeavor a combination of staff, adjusters, and appraisers. The Claims Services shall use only licensed adjusters, and licensed private investigators, or catastrophic adjusters, where applicable.

e. Griston will perform all reasonable, necessary and customary administrative and clerical work in connection with claim or loss reports.

f. Griston will establish and maintain a claim file for each reported claim or loss with a copy of the policy for each reported claim. The claim file will have an activity log which shall be reviewable at any and all reasonable times by TMC. Catastrophe claims will not require an activity log.

g. Griston will provide TMC with litigation management. Griston will work with counsel to determine the best course of action within a reasonable budget within the scope of authority granted by TMC. The selection and retention of legal counsel shall be TMC’s sole prerogative.

h. For non-catastrophic claims, Griston will enter in its claims administration system each claim and a recommended reserve within 48 hours which initial reserves will be a statistical reserve and adjusted within 14 days based upon adjuster’s inspection of damages. TMC shall have the ultimate authority in establishing all reserves and all component aspects thereof. Griston shall consult with TMC and provide written notice to TMC in a timely manner with respect to any of the following:

(1)	Any loss or claim resulting in legal action being instituted against Griston, TMC or the Reciprocal;

(2)	Any loss or claim causing a complaint to be filed with any regulatory authority;

(3)	Any inquiry from any regulatory authority, including but not limited to, any insurance department, with respect to any claim or claims.

(4)	Any claim Griston deems appropriate to deny policy coverage or involves a coverage dispute;

(5)

Any claim which might ultimately result in the payment(s) in excess of $25,000. Griston shall forward a copy of such claim file to TMC at its request. TMC grants Griston claims settlement authority up to $25,000;

(6)	Any open claim that involves an allegation of extra-contractual obligations;

(7)	Any claim involving a fatality, amputation, spinal cord or brain damage, loss of eyesight, extensive burns, poisoning, or multiple fractures;

(8)	Any claim involving a minor; or

(9)	any claim involving a claim of bad faith or seeking class action certification.

i. Griston will perform periodic review (at least semi-annually) at mutually agreed upon intervals of outstanding claim reserves, and recommend changes to outstanding claim reserves.

j. Griston will order checks and vouchers from TMC and will prepare all compromises, releases, agreements and any other documents reasonably necessary to finalize and close claims. For settlements of less than $25,000, Griston will issue payments of claims and allocated loss adjustment expenses only on checks of, and as authorized by, TMC or the Reciprocal. A check in payment of a claim shall be issued within 48 hours after claim is determined payable by Griston, except in the event of a catastrophic event.

For purposes of settling claims and paying claim-related expenses for claims of $25,000 or less, TMC has agreed to establish, maintain and fund a separate bank account from which Griston may draw against as hereinafter set forth (the “Claim Account”). Griston shall not retain more than 60 days of estimated claims payments and allocated loss adjustment expenses in the Claim Account. The Claim Account will be held in a fiduciary capacity in a bank mutually agreed upon by Griston and TMC. The bank must be a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation.

TMC agrees to deposit additional funds into the Claim Account on a weekly basis if necessary to maintain it at a level sufficient to allow Griston to carry out its obligations under this Agreement. TMC shall provide to Griston such information as is necessary for Griston to draw checks on the Claim Account.

GRISTON AND TMC WILL PREPARE PROCEDURES FOR THE PAYMENT OF CLAIMS IN EXCESS OF $25,000 WHICH WRITTEN PROCEDURES SHALL BE ATTACHED TO THIS AGREEMENT AND BE DEEMED INCORPORATED HEREIN BY REFERENCE.

Griston hereby agrees to prepare, sign and issue checks in accordance with the procedures adopted by TMC. Any check prepared by Griston on the Claim Account must be signed by authorized individuals.

Griston shall have a duty of fiduciary responsibility to TMC as to all money of TMC coming into the possession or control of Griston.

k. Service standards and claims documentation will be in compliance with all state regulations dealing with the adjusting and handling of claims. Griston will periodically review the development of the claims handling procedure with TMC to identify problems and recommend corrective action.

l. Griston will diligently pursue and prosecute TMC’s salvage and subrogation rights relating to any losses. Griston will use reasonable efforts to collect funds arising from the enforcement of such rights.

2. Payment Terms.

2.1 Fees. TMC agrees to pay Claim Services fees as specified in Exhibit A. TMC may amend or replace the Exhibits at any time by delivery of written notice to Griston. In that event, the amended or replacement Exhibit will govern as to all claims received after the date of delivery of the amended or replaced Exhibit.

2.2 Allocated Loss Adjustment Expenses. In addition to the fees described in Section 2.1 of this Agreement, all Allocated Loss Adjustment Expenses will be paid by TMC or the Reciprocal. For purposes of this Agreement, Allocated Loss Adjustment Expense(s) shall mean any expense which is chargeable or attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense or general handling of any claim(s) or action(s) related thereto, or to the protection and/or perfection of TMC or the Reciprocal’s and/or its insured’s right of subrogation, contribution or indemnification. Allocated Loss Adjustment Expense(s) includes, but is not limited to, the following:

a.

Attorney’s fees and disbursements incurred (including plaintiff’s fees when awarded and not included as a portion of the loss or indemnity paid by TMC or the Reciprocal) in connection with the determination of coverage and/or the adjustment, defense, negotiation or settlement of any claim; attorney’s fees incurred for representation at depositions, hearings, pretrial conferences and/or trials;

b.

Costs incurred in handling any Alternative Dispute resolution proceeding (“ADR”), legal actions, including trials or appeals, or in pursuing any declaratory judgment action, including deposition fees, cost of appeal bonds, court reporter or stenographic service fees, filing fees, and other court costs, fees and expenses, transcript or printing costs and all discovery expenses; fees for service of process; fees for witnesses’ testimony, opinions, or attendance at hearings or trial;

c.	Statutory fines or penalties; pre- and post-judgment interest paid as a result of litigation, unless legal requirements define such interest as indemnity payments;

d.

Fees and travel expenses of independent and Griston adjusters, automobile and property appraisers, to the extent that same are incurred in the adjustment, negotiation, settlement or defense of any claim;

e.

Experts’ fees including reconstruction experts, engineers, cause and origin reports, photographers, accountants, economists, metallurgists, cartographers, architects, handwriting experts, physicians, appraisers and other natural and physical science experts, plus the costs associated with preparation of expert reports, depositions, and testimony;

f.	Fees for surveillance, undercover operative and detective services or any other investigations;

g.	Costs for medical examinations, or autopsies, including diagnostic services, and related transportation costs, fees for medical reports and rehabilitation evaluations;

h.	Costs for any public records, medical records, credit bureau reports, and other like reports;

i.

Costs and expenses incurred where Griston determines it is reasonable to pursue the rights of contribution, indemnification or subrogation of TMC or the Reciprocal and/or its insured, including attorney and collection agency fees and/or expenses;

j.

Medical or vocational rehabilitation expenses, and all other medical cost containment services, including, but not limited to, utilization review, pre-audit admission authorization, hospital bill audit or adjudication, provider bill audit or adjudication, and review of medical case management;

k.	Extraordinary travel and related expenses incurred by Griston at the express written request and approval of a TMC officer, which are not otherwise payable under this Agreement; and

l.

With respect to Griston’s determination that an expense(s) incurred pursuant to this Agreement is an Allocated Loss Adjustment Expense, Griston makes no representation or warranty and assumes no responsibility that such determination (i) is in compliance with or meets the requirements of any statistical plan filing, statutory, regulatory, or insurance industry reporting scheme or the definition of the Allocated Loss Adjustment Expense thereunder; (ii) is or could be characterized as payment of loss or indemnity; or (iii) is or is not subject to insurance or reinsurance coverage or limits. TMC agrees that it is responsible for making all such judgments and for complying with any and all such requirements.

3. Term and Termination

3.1. Term. The term of this Agreement will commence on the Effective Date and will expire five years thereafter (the “Term”). The Term will automatically renew for additional one-year periods upon the expiration of the initial term and each renewal term, unless terminated in accordance herewith.

3.2. Termination by Notice. TMC may terminate this Agreement upon six months written notice.

3.3. Termination for Non-Performance. In the event that either Party breaches any of the terms hereof, then either Party (whether in breach or not) may terminate this Agreement upon thirty days written notice.

3.5. Return of TMC Materials after Termination. After termination or expiration of this Agreement, Griston will use reasonable efforts to assist TMC with copying TMC’s policyholder information or other materials from Griston’s systems prior to deletion of any such materials.

3.6 Survival of Expiration or Termination. Sections 2 (Fees), 4 (Confidentiality), 5 (Indemnity Obligations), and any other provisions expressly or implicitly intended to survive termination or expiration of this Agreement will survive any termination or expiration of this Agreement.

4. Confidentiality.

4.1. Confidential Information. For the purposes of this Agreement, “Confidential Information” means information about the disclosing Party’s (or its Affiliates’ or suppliers’) business or activities that is proprietary and confidential, which will include all policyholder information, agent information, and all business, financial, technical and other information of a Party which is either marked or designated by such Party as “confidential” or “proprietary” or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential, and the terms of and performance under this Agreement.

4.2. Not Confidential Information. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the receiving Party knew prior to receiving such information from the disclosing Party, or (iv) the receiving Party develops independently without use of or reference to any Confidential Information of the other Party.

4.3. Obligations. Each Party agrees (i) that it and its employees will not (a) disclose Confidential Information of the other Party to, and will prevent disclosure to, any other individual, association or legal entity or (b) use any Confidential Information disclosed to it by the other Party except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

4.4. Exceptions. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law; provided, however that the Party required to so disclose Confidential Information of the other Party will use commercially reasonable efforts to minimize such disclosure and will provide written notice of such disclosure and consult with and assist the other Party, at the other Party’s expense, in obtaining a protective order prior to such disclosure or (ii) on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

5. Indemnity Obligations.

5.1. Indemnity. Each Party will indemnify, defend and hold harmless the other Party hereto and its Affiliates and the respective officers, directors, consultants, agents and employees of each from and against any and all claims, suits, liability, damages and/or costs (including but not limited to, attorneys’ fees) arising from the first Party’s breach of any warranty, representation or obligation under this Agreement. In order for any to be indemnified hereunder for any claim, such Party must notify the other Party within twelve months of the earlier of: (i) the date the first Party first became aware of the claim: or (ii) the date such Party should have become aware of the claim using reasonable due diligence.

5.2. Adequate Remedy. The Parties agree that any breach of either of the Parties’ obligations regarding confidentiality may result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a Party’s obligations regarding the other Party’s confidentiality, the aggrieved Party will be entitled to seek injunctive relief, in addition to any other remedies to which it may be entitled.

6. General.

6.1. Relationship. This Agreement is not intended to create, and will not be deemed or treated as creating, a partnership, franchise, joint venture, employment contract or any other relationship between the Parties other than the independent contractor relationship expressly provided for in this Agreement.

6.2. Governing Law and Venue. This Agreement will be governed by the laws of the State of Florida, without giving effect to applicable conflict of laws provisions. With respect to any litigation arising out of or relating to this Agreement, each Party agrees that it will be filed in and heard by the Circuit Court in and for Hillsborough County, Florida or the United States District Court for the Middle District of Florida, Tampa Division.

6.3. Entire Agreement; Amendments. This Agreement, including any exhibits and other attachments thereto, constitutes the entire understanding and agreement with respect to the subject matter, and supersedes any and all prior or contemporaneous representations, understandings and agreements whether oral or written between the Parties relating to the subject matter of this Agreement, all of which are merged in this Agreement.

6.4. Construction. This Agreement will be construed without regard to which Party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this contract as a whole, including documents incorporated by reference, and not to any particular provision of this contract. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted solely for convenience of reference and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

6.5. Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term will be replaced with another term consistent with the purpose and intent of this Agreement.

6.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original of this Agreement, and all of which together will be deemed the same Agreement.

6.7. Assignment. Griston may not assign this Agreement or transfer any of Griston’s rights or obligations under this Agreement to any third party.

6.8. Notice. Notices required or permitted by this Agreement will be provided to the other Party in writing. Electronic mail (email) is acceptable for written notice except that the Parties must provide any written communications related to Section 5 or any legal dispute between Griston and TMC by certified mail to the other Party.

6.9. Force Majeure. Neither Party will be responsible to the other Party for any failure or breach of this Agreement caused by an act of God; astronomical event; disease or pandemic; war, hostility, insurrection, or other widespread violence; riot or political instability; work stoppage; government action or change in applicable law; or any other circumstance outside the reasonable control of the affected Party. If any force majeure event continues for more than 30 days and the affected Party is unable to remedy the failure or breach of this Agreement caused by the force majeure event, the Party affected by the force majeure event may terminate this Agreement immediately upon written notice to the other Party.

The Parties have duly executed this Agreement by the authorized signatures below.

Griston Claim Management, Inc.

By:	/s/ Paresh Patel
Name:	Paresh Patel
Title:	President

TypTap Management Company

By:	/s/ Kevin Mitchell
Name:	Kevin Mitchell
Title:	Chief Executive Officer

EXHIBIT A

FEES FOR CLAIMS SERVICES

For Claims Services described in this Agreement, TMC will pay to Griston (i) $1,200 plus 4% of the amount expended for indemnification of the loss per claim handled by Griston; and (ii) $5,000 plus 4% of the amount expended for indemnification of the loss per litigated claim handled by Griston. These fees shall accrue when a claim or litigated claim is received by Griston and will be payable on the 15th day of each month during the term of the Agreement. The above fees do not include Allocated Loss Adjustment Expenses as defined in Section 2.2 of this Agreement. The above fees do not apply to class action suits or catastrophic events.